Exhibit 99.1

Webcast: Today, April 30, 2014 at 10:00 a.m. ET www.bbgi.com Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	JCIR
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS FIRST QUARTER

NET REVENUE OF $24.2 MILLION AND DILUTED EPS OF $0.03

Change in Company’s Federal Tax Rate Increases First Quarter

Income Tax Expense by $1.3 Million

NAPLES, Florida, April 30, 2014 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-months ended March 31, 2014 as summarized below.

Summary of First Quarter Results

	Three Months Ended March 31,
In millions, except per share data	2014	2013	Change
Net revenue	$24.2	$24.8	(2.4)%
Station operating income (SOI - non-GAAP)	7.1	8.1	(12.2)%
Operating income	4.2	5.5	(22.3)%
Net income	0.7	2.4	(71.8)%
Net income per diluted share	$0.03	$0.11	(72.7)%

The $0.6 million, or 2.4%, year-over-year decline in net revenue during the three months ended March 31, 2014, primarily reflects lower advertising revenue at the Company’s Miami-Fort Lauderdale and Philadelphia market clusters.

Lower net revenue in the 2014 first quarter and a $0.4 million, or 2.4%, increase in station operating expenses, primarily related to operating KVGS-FM in Las Vegas which was acquired in September 2013, caused first quarter 2014 station operating income (SOI), a non-GAAP financial measure, to decrease by $1.0 million, or 12.2%, to $7.1 million, as compared to the 2013 first quarter. The $1.2 million, or 22.3% year-over-year reduction in 2014 first quarter operating income, is primarily attributable to the year-over-year revenue decline and a $0.6 million or 3.2% increase in total operating expenses, which included costs related to operating KVGS-FM in Las Vegas.

A $0.8 million, or 40.2% year-over-year reduction in first quarter 2014 interest expense related to lower borrowing costs and reduced amounts outstanding, was more than offset by a $1.3 million, or 128.8%, rise in income tax expense primarily due to a change to the Company’s federal income tax rate. In addition, the tax rate in the comparable year ago period benefited from a change to the Company’s effective state tax rate. As a result, net income and net income per diluted share for the 2014 first quarter of $0.7 million and $0.03, respectively, compared with $2.4 million, and $0.11, respectively, in the comparable year ago period.

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Beasley Broadcast Group, 4/30/14	page 2

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same-Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “The first quarter decline in net revenue reflects several factors that primarily impacted our three largest markets, including the severe winter weather which had a negative effect on our operations in the northeast.

“Overall, for our five markets that report to Miller Kaplan – which represent approximately 77% of total first quarter revenue – Beasley station cluster revenue declined by 4.3%, while the total revenue for all reporting radio stations in these markets decreased by 0.3% for the quarter. In Philadelphia, our cluster underperformed the market for the first time since mid-2012 as business was significantly impacted by the severe winter weather that pressured billings, particularly among our local customers, and caused our stations to close for the equivalent of approximately three business weeks during the first quarter. In Miami, the first quarter underperformance largely relates to the revenue decline at our AM Sports Talk station following the departure of a popular afternoon host. On April 1, we addressed this situation directly by re-launching our afternoon drive programming with the addition of another highly rated Miami sports talk show host from a direct competitor in the market. Notwithstanding the challenges endured in the first quarter, our ratings and market position in both Philadelphia and Miami remain strong.

“A final factor which negatively impacted first quarter revenue results was the completion of comprehensive training for our sales team regarding our new digital and NTR initiatives. While this training took our sales teams away from customers for several days, we believe it was essential to drive growth in these areas of our business going forward. Our planned investments in sales and programming and the expansion of our digital offerings, combined with the revenue decline, led to a 12.2% decline in first quarter 2014 SOI compared to year-ago levels.

“During the first quarter, we continued to allocate operating cash flow to debt reduction and made credit facility repayments totaling $3.4 million, reducing borrowings to $103.5 million at March 31, 2014. Our debt and leverage reduction initiatives over the last few years are benefiting our bottom line, as first quarter interest expense declined year-over-year by over 40%, or over $0.8 million, while our leverage ratio remains at its lowest level in over 10 years. We intend to continue our use of cash from operations to further reduce debt, pay quarterly cash dividends and to pursue other opportunities to enhance shareholder value.

“We’ve worked hard to maintain strong community involvement and an intimate connection with our listeners and advertisers in all of our markets. We remain focused on ensuring that our station clusters match or exceed their market’s revenue performance while further strengthening our balance sheet. Going forward, we believe that the recent changes in our largest markets as well as the expansion of our digital and NTR offerings should allow us, over the long-term, to overcome those factors in our control which weighed on the first quarter.”

Webcast Information

The Company will host a webcast today, April 30, 2014, at 10:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

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Beasley Broadcast Group, 4/30/14	page 3

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc., www.bbgi.com, is a radio broadcasting company that owns and operates 44 stations (28 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also operates one station in the expanded AM band in Augusta, GA.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

Same-station results, as presented herein, compare stations operated by the Company throughout all periods presented in the following tables. For the three months ended March 31, 2014, same-station results exclude revenue and expenses from KVGS-FM in Las Vegas which was acquired in September 2013.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of the two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2013. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of April 30, 2014, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 4/30/14	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2014	2013
Net revenue	$24,219,269	$24,812,469

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	17,102,140	16,703,004
Corporate general and administrative expenses (including stock-based compensation) (3)	2,275,004	2,094,009
Depreciation and amortization	606,562	564,695

Total operating expenses	19,983,706	19,361,708
Operating income	4,235,563	5,450,761

Non-operating income (expense):
Interest expense	(1,223,715)	(2,047,874)
Other income (expense), net	24,262	46,029

Income before income taxes	3,036,110	3,448,916
Income tax expense	2,353,238	1,028,429

Net income	$682,872	$2,420,487

Basic and diluted net income per share	$0.03	$0.11

Basic common shares outstanding	22,782,661	22,711,541

Diluted common shares outstanding	22,843,287	22,726,909

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” see below.
(2)	Includes stock-based compensation of $79,598 and $7,238 for the three months ended March 31, 2014 and 2013, respectively.
(3)	Includes stock-based compensation of $276,904 and $129,975 for the three months ended March 31, 2014 and 2013, respectively.

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Beasley Broadcast Group, 4/30/14	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$12,719	$14,299
Working capital	21,180	21,535
Total assets	262,332	264,209
Long term debt, net of current portion	100,562	102,625
Stockholders’ equity	$93,384	$93,626

Selected Statement of Cash Flows Data – Unaudited

	Three Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$4,214,341	$3,934,476
Net cash used in investing activities	(1,155,222)	(243,285)
Net cash used in financing activities	(4,639,144)	(1,128,387)

Net increase (decrease) in cash and cash equivalents	$(1,580,025)	$2,562,804

Calculation of SOI – Unaudited

	Three Months Ended March 31,
	2014	2013
Net revenue	$24,219,269	$24,812,469
Station operating expenses	(17,102,140)	(16,703,004)

SOI	$7,117,129	$8,109,465

Reconciliation of SOI to Net Income – Unaudited

	Three Months Ended March 31,
	2014	2013
SOI	$7,117,129	$8,109,465
Corporate general and administrative expenses	(2,275,004)	(2,094,009)
Depreciation and amortization	(606,562)	(564,695)
Interest expense	(1,223,715)	(2,047,874)
Other income (expense), net	24,262	46,029
Income tax expense	(2,353,238)	(1,028,429)

Net income	$682,872	$2,420,487

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Beasley Broadcast Group, 4/30/14	page 6

Calculation of Same-Station SOI - Unaudited

	Three Months Ended March 31,
	2014	2013
Reported net revenue	$24,219,269	$24,812,469
KGVS-FM	(570,586)	—

Same-station net revenue	$23,648,683	$24,812,469

	Three Months Ended March 31,
	2014	2013
Reported station operating expenses	$17,102,140	$16,703,004
KGVS-FM	(451,288)	—

Same-station operating expenses	$16,650,852	$16,703,004

	Three Months Ended March 31,
	2014	2013
Same-station net revenue	$23,648,683	$24,812,469
Same-station operating expenses	16,650,852	16,703,004

Same-station SOI	$6,997,831	$8,109,465

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended March 31,
	2014	2013
Same-station SOI	$6,997,831	$8,109,465
Same-station net revenue adjustment	570,586	—
Same-station station operating expenses adjustment	(451,288)	—
Corporate general and administrative expenses	(2,275,004)	(2,094,009)
Depreciation and amortization	(606,562)	(564,695)
Interest expense	(1,223,715)	(2,047,874)
Other income (expense), net	24,262	46,029
Income tax expense	(2,353,238)	(1,028,429)

Net income	$682,872	$2,420,487

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